Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This Cooperation Agreement (“Agreement”), dated as of January 6, 2023, is made by and among C.H. Robinson Worldwide, Inc., a Delaware corporation (the “Company”); Ancora Catalyst Institutional, LP (“Ancora”) and the other persons and entities listed on Schedule A hereto (collectively with Ancora, the “Ancora Investors”); and Pacific Point Advisors, LLC (“Pacific Point”) and the other persons and entities listed on Schedule B hereto (with Pacific Point, the “Pacific Point Investors,” and collectively with the Ancora Investors, the “Investor Group”). The Company and each member of the Investor Group are collectively herein referred to as the “Parties” and individually as a “Party.”

WHEREAS, the Company and the Investor Group are parties to a Cooperation Agreement dated as of February 28, 2022 (the “2022 Agreement”) that provided for, among other things, the appointment of Henry J. Maier and Henry W. “Jay” Winship (together, the “Investor Group Appointees” and each, an “Investor Group Appointee”) to the Board of Directors of the Company (the “Board”);

WHEREAS, the Company and representatives of the Investor Group have continued to engage in discussions regarding various matters concerning the Company;

WHEREAS, as of the date of this Agreement, the Ancora Investors Beneficially Own, as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), common stock of the Company, par value $0.10 per share (the “Common Stock”), as set forth on Schedule A hereto;

WHEREAS, as of the date of this Agreement, the Pacific Point Investors Beneficially Own the Common Stock as set forth on Schedule B hereto; and

WHEREAS, the Parties have determined that it is in their respective best interests to come to an agreement with respect to certain matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Board and Committee Matters.

a.

Prior to the expiration of the Standstill Period (as defined below), the Board and all applicable committees of the Board shall not increase the size of the Board to more than twelve (12) directors without the prior written consent of the Investor Group.

b.

During the Standstill Period, the Board and all applicable committees thereof shall take such actions as are necessary to make the Board’s Capital Allocation and Planning Committee (the “Committee”) a standing committee of the Board, maintaining its mandate to objectively assess value creation opportunities and to support and make recommendations to the Board and support management’s review of the Company’s capital allocation, operations and strategy and enhanced transparency and disclosures to shareholders; provided, that the mandate of the Committee may be expanded to include such additional matters as the Board may determine; and provided further that the Board may change the name of the Committee in the Board’s discretion in order to reflect any expanded mandate of the Committee. In accordance with Delaware law and the Company’s Amended and Restated Bylaws (the “Bylaws”), the Board shall cause the Committee to be composed of no fewer than four (4) and no more than six (6) members of the Board, including Mr. Winship, Mr. Maier, Scott P. Anderson and at least one director to be appointed to the Committee by the Board no later than February 28, 2023, with Mr. Winship continuing to serve as Chair of the Committee. The Committee shall be authorized to (i) engage or otherwise employ and retain outside advisors, consultants or any other party as appropriate (collectively, “Advisors”); (ii) compensate such Advisors; (iii) for purposes of compensating such Advisors, incur expenses on behalf of the Committee and the Company, and (iv) perform such other functions as provided by the Company’s charter, Bylaws or Corporate Governance Guidelines, or as may from time to time be assigned by the Board. The Board shall revise the Committee’s charter to conform to the terms of this Agreement no later than February 28, 2023.

c.

The Company shall include each of the Investor Group Appointees (or any Replacement Appointee (as defined below), as applicable) in the Company’s slate of nominees for election as directors of the Company at the Company’s 2023 annual meeting of shareholders (the “2023 Annual Meeting”) and will use commercially reasonable efforts to cause the election of the Investor Group Appointees to the Board at the 2023 Annual Meeting (including the Board recommending that the Company’s shareholders vote in favor of the election of the Investor Group Appointees in the Company’s proxy statement for the 2023 Annual Meeting and otherwise supporting the Investor Group Appointees for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate).

d.

If, during the Standstill Period, any Investor Group Appointee resigns from or is removed from the Board or is rendered unable (due to death or disability) to, or refuses to, serve on the Board for any reason, and at all times since the date of this Agreement and at such time the Ancora Investors Beneficially Own in the aggregate at least 1% of the Company’s then-outstanding Common Stock (the “Company Ownership Level Minimum”), then, so long as the Ancora Investors Beneficially Own in the aggregate at least the Company Ownership Level Minimum, the Ancora Investors shall identify a replacement (who shall qualify as “independent” pursuant to the rules of the Nasdaq Stock Market and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”)) to fill the resulting vacancy caused by such Investor Group Appointee’s departure from the Board and any such person shall be promptly appointed to the Board, subject to the good faith review and approval (such approval not to be unreasonably conditioned, withheld or delayed) by the Governance Committee and the Board (any such replacement director, a “Replacement Appointee”); provided that a Replacement Appointee shall not be any member of the Investor Group or any Affiliate (as defined below), Associate (as defined below) or employee of any member of the Investor Group. Any Replacement Appointee designated pursuant to this Section 1(d) as replacing an Investor Group Appointee prior to the 2023 Annual Meeting shall stand for election at the 2023 Annual Meeting together with the Company’s other nominees. Upon a Replacement Appointee’s appointment to the Board, such Replacement Appointee shall be deemed to be an Investor Group Appointee for all purposes under this Agreement.

e.

The Board and all applicable committees thereof shall take such actions as are necessary to maintain the current Board committee membership of the Investor Group Appointees. In addition, the Parties intend that each Investor Group Appointee (and any Replacement Appointee, as applicable) shall be considered for membership on committees of the Board in the same manner as other independent members of the Board. Each Investor Group Appointee shall have the same right as other members of the Board to be invited to attend meetings of committees of the Board of which any Investor Group Appointee is not a member. Further, in the event the Board establishes any new committee(s) of the Board during the Standstill Period, each Investor Group Appointee shall be considered for membership on such committee(s) in the same manner as other independent members of the Board.

f.

While any Investor Group Appointee (or any Replacement Appointee, as applicable) serves as a director of the Board, such Investor Group Appointee shall receive compensation (including equity-based compensation, if any) for the Board and committee meetings attended, an annual retainer and benefits (including expense reimbursements) on the same basis as all other non-employee directors of the Company.

g.

The Investor Group Appointees (and any Replacement Appointee, as applicable) will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors, as amended from time to time (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company. The Company shall make available to any Investor Group Appointee copies of all Company Policies not publicly available on the Company’s website. At all times while any Investor Group Appointee is serving as a member of the Board, (i) such Investor Group Appointee shall not disclose to the Investor Group, any members of the Investor Group or any “Affiliate” or “Associate” (for purposes of this Agreement, as each is defined in Rule 12b-2 promulgated by the SEC pursuant to the Exchange Act) of each such member of the Investor Group or any other person or entity not affiliated with the Company any confidential information of the Company, and (ii) the Investor Group and each member of the Investor Group shall not, and shall cause any Affiliates of each such member of the Investor Group (collectively and individually, the “Investor Group Affiliates”) not to, seek to obtain confidential information of the Company from any Investor Group Appointee (or any Replacement Appointee). Furthermore, the Investor Group agrees that none of the Investor Group Appointees may share any information with the Investor Group in respect of the Company which they learn in their capacity as a director of the Company, including discussions or matters considered in meetings of the Board or any Board committee, at any time, for any reason, without the Board’s prior consent.

h.

Notwithstanding anything to the contrary in this Agreement, the rights and privileges set forth in this Agreement shall be personal to the Investor Group and may not be transferred or assigned to any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature (each, a “Person”), except that the Investor Group shall be permitted to transfer or assign this Agreement to their respective Affiliates, provided that any such transfer or assignment shall not relieve any transferring Investor Group party of its obligations under this Agreement.

2.	Standstill and Voting.

a.

Each member of the Investor Group agrees that, during the Standstill Period, the Investor Group and Investor Group Affiliates will not (and they will not assist or encourage others to), directly or indirectly, in any manner, without prior written approval of the Board:

i.

take any actions, including acquiring, seeking to acquire or agreeing to acquire (directly or indirectly, whether by market purchases, private purchases, tender or exchange offer, through the acquisition of control of another person, by joining a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through swap or hedging transactions or otherwise) any shares of Common Stock (or Beneficial Ownership thereof) or any securities convertible or exchangeable into or exercisable for any shares of Common Stock (or Beneficial Ownership thereof) (including any derivative securities or any other rights decoupled from the underlying securities of the Company) such that the Ancora Investors would Beneficially Own in excess of 7.0% of the then-outstanding shares of Common Stock or the Pacific Point Investors would Beneficially Own in excess of 2.9% of the then-outstanding shares of Common Stock;

ii.

other than in open market sale transactions where the identity of the purchaser is not known, sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investor Group to any person or entity not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company or (D) an Affiliate of the Investor Group (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that would result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of 5.0% of the shares of Common Stock outstanding at such time;

iii.

(A) advise or knowingly encourage or influence any other Person or knowingly assist any third party in so encouraging, assisting or influencing any other Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter) or (B) advise, influence or encourage any Person with respect to, or effect or seek to effect, whether alone or in concert with others, the election, nomination or removal of a director, other than as permitted by Section 1;

iv.

solicit proxies or written consents of shareholders or conduct any other type of referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to the shares of Common Stock, or from the holders of the shares of Common Stock, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or knowingly encourage or assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of Common Stock (other than any encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);

v.

(A) form, join or in any other way participate in a “group” with respect to any shares of Common Stock (other than a “group” solely consisting of the Investor Group or Investor Group Affiliates), (B) grant any proxy, consent or other authority to vote with respect to any matters to be voted on by the Company’s shareholders (other than to the named proxies included in the Company’s proxy card for any Shareholder Meeting (as defined below) or in accordance with Section 2(b)) or (C) agree to deposit or deposit any shares of Common Stock or any securities convertible or exchangeable into or exercisable for any such shares of Common Stock in any voting trust, agreement or similar arrangement (other than (I) to the named proxies included in the Company’s proxy card for any Shareholder Meeting, (II) customary brokerage accounts, margin accounts, prime brokerage accounts and the like or (III) any agreement solely among the Investor Group or Investor Group Affiliates);

vi.

separately or in conjunction with any third party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly or privately, with or without conditions), indicate an interest in or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or any of its subsidiaries or the assets or businesses of the Company or any of its subsidiaries or actively encourage or initiate or support any other third party in any such activity; provided, however, that the Investor Group and Investor Group Affiliates shall be permitted to (A) sell or tender their shares of Common Stock, and otherwise receive consideration, pursuant to any such transaction and (B) vote on any such transaction in accordance with Section 2(b);

vii.

(A) present at any Shareholder Meeting any proposal for consideration for action by the shareholders or (B) call or seek to call, or request the call of, alone or in concert with others, or support another shareholder’s call for, any meeting of shareholders, whether or not such a meeting is permitted by the Company’s organizational documents;

viii.

take any action in support of or make any proposal or request that constitutes: (A) controlling, changing or influencing the Board, management or policies of the Company, including any plans or proposals to change the number or term of directors or the removal of any directors, or to fill any vacancies on the Board; (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company; (C) any other material change in the Company’s management, business or corporate structure; (D) seeking to have the Company waive or make amendments or modifications to the Company’s charter or bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person; (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, in each case with respect to the foregoing clauses (A) through (F), except as set forth in Section 1;

ix.

make any request for shareholder list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise; provided that if any director, including any Investor Group Appointee (or any Replacement Appointee, as applicable), makes such a request solely in such person’s capacity as a director in a manner consistent with his or her fiduciary duties to the Company, such material and other books and records may not be shared with any member of the Investor Group or any Investor Group Affiliate, notwithstanding any other provision of this Agreement;

x.

except in the case of fraud by the Company, institute, solicit, join (as a party) or knowingly assist any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers (including derivative actions), other than (A) litigation by the Investor Group to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against the Investor Group or any Investor Group Appointee (or Replacement Appointee, as applicable) and (C) the exercise of statutory appraisal rights; provided that the foregoing shall not prevent the Investor Group from responding to or complying with a validly issued legal process (and the Company agrees that this Section 2(a)(x) shall apply mutatis mutandis to the Company and its directors, officers, employees and agents (in each case, acting in such capacity) and Affiliates with respect to the Investor Group);

xi.

encourage, facilitate, support, participate in or enter into any negotiations, agreements, arrangements or understandings with respect to, the taking of any actions by any other Person in connection with the foregoing that is prohibited to be taken by the Investor Group (except as set forth in Section 1); or

xii.

request that the Company, directly or indirectly, amend or waive any provision of this Section 2 (including this clause (a)(xii)), other than through non-public communications with the Company that would not reasonably be expected to trigger public disclosure obligations for any of the Parties.

The foregoing provisions of this Section 2(a) shall not be deemed to prevent any member of the Investor Group from (i) communicating privately with the Board or any of the Company’s executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or any member of the Investor Group to make public disclosure with respect thereto, (ii) communicating privately with shareholders of the Company; provided that such communication is not made with an intent to otherwise violate this Section 2(a), Section 3 or any other provision of this Agreement, (iii) identifying potential director candidates to serve on the Board so long as such actions do not create a public disclosure obligation for the Investor Group or the Company, are not publicly disclosed by the Investor Group or its Affiliates and are undertaken on a basis reasonably designed to be confidential; (iv) making or sending private communications to investors in any member of the Investor Group or any of their Affiliates or prospective investors in any member of the Investor Group or any of their Affiliates, provided that such statements or communications (1) are based on publicly available information; and (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications; or (v) taking any action to the extent necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any member of the Investor Group. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way any member of the Board, including any Investor Group Appointee (or any Replacement Appointee, as applicable), in the exercise of his or her fiduciary duties under applicable law as a director of the Company.

b.

In respect of any vote or consent of the Company’s shareholders during the Standstill Period (whether at an annual or special shareholder meeting or pursuant to an action by written consent of the shareholders) (each a “Shareholder Meeting”), the Investor Group and the members of the Investor Group shall appear or act in person or by proxy and vote all shares of Common Stock Beneficially Owned by them in accordance with the recommendation of the Board with respect to (i) the election, removal and/or replacement of directors (a “Director Proposal”), (ii) the ratification of the appointment of the Company’s independent registered public accounting firm and (iii) any other proposal submitted to the Company’s shareholders at a Shareholder Meeting, in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) make a recommendation that differs from the recommendation of the Board with respect to any proposal submitted to the shareholders at any Shareholder Meeting (other than Director Proposals), the Investor Group and the members of the Investor Group are permitted to vote the shares of Common Stock Beneficially Owned by them at such Shareholder Meeting in accordance with the ISS and Glass Lewis recommendation; provided, further, that the Investor Group and the members of the Investor Group shall be entitled to vote the shares of Common Stock Beneficially Owned by them in their sole discretion with respect to (A) any publicly announced proposal relating to any transaction pursuant to which any person is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the Company’s then-outstanding equity interests and voting power, a merger, stock-for-stock transaction, spin-off, acquisition, disposition of all or substantially all of the assets of the Company and its subsidiaries or other business combination involving the Company, (B) any financing, recapitalization, restructuring, share issuance or similar extraordinary transaction or (C) the implementation of takeover defenses not in existence as of the date of this Agreement, in each case, that requires a vote of the Company’s shareholders.

c.

The “Standstill Period” shall begin as of the date of this Agreement and shall remain in full force and effect until the earlier of (i) the date that is thirty (30) days prior to the deadline for the submission of shareholder nominations for the Company’s 2024 annual meeting of shareholders pursuant to the Bylaws, as currently in effect as of the date hereof or (ii) the date that is one hundred and ten (110) days prior to the first anniversary of the 2023 Annual Meeting; provided, however, that upon the public announcement by the Company of a definitive agreement for any transaction that would constitute or result in a Change of Control (as defined below) which has not been approved by each of the Investor Group Appointees in such Investor Group Appointee’s capacity as a member of the Board, this Agreement shall immediately and automatically terminate in its entirety, and no Party hereunder shall have any further rights or obligations under this Agreement. For purposes of this Agreement, a “Change of Control” shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities, (2) the Company effects a merger or a stock-for-stock transaction with a third party whereby immediately after the consummation of the transaction the Company’s shareholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities or (3) the Company sells all or substantially all of the Company’s assets to a third party.

d.

Each member of the Investor Group shall comply, and shall cause each of its respective Investor Group Affiliates to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Investor Group Affiliate.

3.

Mutual Non-Disparagement. During the Standstill Period, (a) the Investor Group and each member of the Investor Group shall not, and shall cause their respective directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and Affiliates not to make, or cause to be made, by press release or other public statement to the press or media, any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages, the Company, its officers or its directors or any person who has served as an officer or director of the Company in the past and (b) the Company shall not, and shall cause its directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and Affiliates not to, make, or cause to be made, by press release or other public statement to the press or media, any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages, the Investor Group, the members of the Investor Group or their respective officers or directors or any person who has served as an officer or director of an Investor Group in the past. The foregoing shall not prevent the making of any factual statement including in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with purported jurisdiction over the party from whom information is sought.

4.

Disclosure of this Agreement. The Company will file this Agreement as an exhibit to a Current Report on Form 8-K within four (4) business days of the execution of this Agreement, provided that the Company shall first preview such Current Report on Form 8-K with the Investor Group in advance of making such filing and consider comments by the Investor Group. Prior to the Company’s issuance of the Current Report on Form 8-K, neither the Company nor the Investor Group shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. During the period commencing on the Company’s filing of the Current Report on Form 8-K and ending on the date this Agreement terminates in accordance with Section 16, no Party shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Current Report on Form 8-K, except to the extent required by law or the rules and regulations under any stock exchange or governmental entity with the prior written consent of the Investor Group and the Company, as applicable, and otherwise in accordance with this Agreement.

5.	Representations and Warranties.

a.

The Company represents and warrants to the Investor Group that: (a) the Company has the requisite corporate power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it hereto and thereto; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

b.

Each member of the Investor Group represents and warrants to the Company that: (a)(i) as of the date of this Agreement, such member of the Investor Group Beneficially Owns, directly or indirectly, only the number of Common Stock as described opposite its name on Schedules A-B to this Agreement and each such schedule includes all Affiliates of such member of the Investor Group that own any securities of the Company Beneficially or of record and reflects all Common Stock in which such member of the Investor Group has any interest or right to acquire, whether through derivative securities, voting agreements or otherwise; (a)(ii) as to Ancora, the other persons and entities listed on Schedule A hereto are all of the Affiliates of Ancora that Beneficially Own, directly or indirectly, Common Stock, and the other persons and, as to Pacific Point, the entities listed on Schedule B hereto are all of the Affiliates of Pacific Point that Beneficially Own, directly or indirectly, Common Stock; (a)(iii) as of the date of this Agreement, other than as disclosed herein, such member of the Investor Group does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates), including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to Beneficial Ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement; (b) this Agreement has been duly and validly authorized, executed and delivered by such member of the Investor Group, and constitutes a valid and binding obligation and agreement of such member of the Investor Group, enforceable against such member of the Investor Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) such member of the Investor Group has the authority to execute this Agreement on behalf of itself and the applicable member of the Investor Group associated with that signatory’s name, and to bind such member of the Investor Group to the terms of this Agreement, including by virtue of having sole voting and dispositive power over such member of the Investor Group’s Common Stock; (d) each member of the Investor Group shall cause each of its respective Affiliates to comply with the terms of this Agreement, and (e) the execution, delivery and performance of this Agreement by such member of the Investor Group does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or the Investor Group Appointees, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member of the Investor Group is a party or by which it is bound.

6.

Authority. Each member of the Ancora Investors hereby appoints Frederick DiSanto as the sole member of the Ancora Investors entitled to exercise the collective rights and remedies of the Ancora Investors hereunder, which appointee may be changed from time to time upon written notice to and approval from the Company (such approval not to be unreasonably withheld or delayed). Each member of the Pacific Point Investors hereby appoints Mr. Winship as the sole member of the Pacific Point Investors entitled to exercise the collective rights and remedies of the Pacific Point Investors hereunder, which appointee may be changed from time to time upon written notice to and approval from the Company (such approval not to be unreasonably withheld or delayed).

7.

No Joint Liability. Notwithstanding anything to the contrary in this Agreement, all representations, warranties, covenants, liabilities and obligations under this Agreement are several, and not joint, except among the Ancora Investors collectively as a party to this Agreement and among the Pacific Point Investors collectively as a party to this Agreement, and neither the Ancora Investors nor Pacific Point Investors will be liable for any breach, default, liability or other obligation of such other party.

8.

Expenses. The Company shall reimburse the Investor Group for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred since February 28, 2022 in connection with the its investment in the Company, including the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $60,000 in the aggregate.

9.	Amendment in Writing. This Agreement and each of its terms may only be amended, waived, supplemented or modified in a writing signed by the Parties hereto.

10.

Governing Law/Venue/Waiver of Jury Trial/Jurisdiction. Each Party (a) irrevocably and unconditionally consents to submit itself to the exclusive personal jurisdiction of the courts of the State of Delaware or, if unavailable, the federal court in the State of Delaware, in each case sitting in the County of New Castle in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than state and federal courts of the State of Delaware sitting in the County of New Castle, and each of the Parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other Party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such Party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

11.

Specific Performance. The Parties expressly agree that an actual or threatened breach of this Agreement by any Party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each Party shall be entitled to a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions, and each Party agrees it will not take any action, directly or indirectly, in opposition to another Party seeking relief. Each of the Parties agrees to waive any requirement for the security or posting of any bond in connection with any such relief.

12.

Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13.

Non-Waiver. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

14.

Entire Agreement. This Agreement constitutes the full, complete and entire understanding, agreement, and arrangement of and between the Parties with respect to the subject matter hereof and supersedes any and all prior oral and written understandings, agreements and arrangements between them. There are no other agreements, covenants, promises or arrangements between the Parties other than those set forth in this Agreement (including the attachments hereto). The 2022 Agreement is hereby superseded in all respects by this Agreement.

15.

Notice. All notices and other communications which are required or permitted hereunder shall be in writing and shall be deemed validly given, made or served, when delivered in person or sent by overnight courier, when actually received during normal business hours, or on the date of dispatch by the sender thereof when sent by e-mail (to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is received with respect thereto), if such dispatch is made by 5:00 p.m. New York City time on a business day or, if made after 5:00 p.m. New York City time on a business day, such notice or other communication shall be deemed to have been received on the next succeeding business day, at the address specified in this Section 15:

If to the Company:

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Attention: Ben Campbell

Chief Legal Officer and Secretary

Email: ben.campbell@chrobinson.com

with a copy, which will not constitute notice, to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attention: Amy C. Seidel

Michael A. Stanchfield

Email: amy.seidel@faegredrinker.com

mike.stanchfield@faegredrinker.com

If to the Ancora Investors:

Ancora Catalyst Institutional, LP

c/o Ancora Holdings Group, LLC

6060 Parkland Boulevard, Suite 200

Cleveland, Ohio 44124

Attention: Jim Chadwick

Email: jchadwick@ancora.net

with a copy, which will not constitute notice, to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Sebastian Alsheimer

Steve Wolosky

Email: SAlsheimer@olshanlaw.com

swolosky@olshanlaw.com

If to the Pacific Point Investors:

Pacific Point Advisors, LLC

16236 San Dieguito Rd.

Ste. 4-21, #9491

Rancho Santa Fe, California 92091

Attn: Jay Winship

Email: jwinship@pacificpoint.net

16.

Termination. This Agreement shall cease, terminate and have no further force and effect upon the expiration of the last day of the Standstill Period as set forth in Section 2(c), unless earlier terminated by mutual written agreement of the Parties or as otherwise set forth herein; provided that Sections 8 through 21 shall survive the termination of this Agreement.

17.

Further Assurances. The members of the Investor Group and the Company agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement.

18.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the members of the Investor Group may assign this Agreement to the extent set forth in Section 1(h). Any purported transfer requiring consent without such consent shall be void.

19.	No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

20.

Interpretation; Construction. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

21.

Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement on the date first set forth above.

THE COMPANY:

C.H. ROBINSON WORLDWIDE, INC.

By:	/s/ Ben G. Campbell
Name:	Ben G. Campbell
Title:	Chief Legal Officer and Secretary

[Signature Page to Cooperation Agreement]

THE ANCORA INVESTORS:

Ancora Catalyst Institutional, LP Ancora Catalyst, LP Ancora Merlin Institutional, LP Ancora Merlin, LP Ancora Catalyst SPV I LP Series U Ancora Catalyst SPV I LP Series V

By:	Ancora Alternatives LLC, its Investment Advisor and General Partner

By:	Ancora Holdings, LLC, its Sole Member

By:	/s/ Frederick D. DiSanto
	Name:	Frederick D. DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Catalyst SPV I SPC Ltd. Segregated Portfolio I

By:	Ancora Alternatives LLC, its Investment Advisor

By:	Ancora Holdings, LLC, its Sole Member

By:	/s/ Frederick D. DiSanto
	Name:	Frederick D. DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Alternatives LLC

By:	Ancora Holdings, LLC, its Sole Member

By:	/s/ Frederick D. DiSanto
	Name:	Frederick D. DiSanto
	Title:	Chairman and Chief Executive Officer

[Signature Page to Cooperation Agreement]

Ancora Advisors, LLC

By:	The Ancora Group, LLC, its Sole Member

By:	Ancora Holdings, LLC, its Sole Member

By:	/s/ Frederick D. DiSanto
	Name:	Frederick D. DiSanto
	Title:	Chairman and Chief Executive Officer

The Ancora Group, LLC

By:	Ancora Holdings, LLC, its Sole Member

By:	/s/ Frederick D. DiSanto
	Name:	Frederick D. DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Family Wealth Advisors, LLC

By:	Inverness Holdings LLC, its Sole Member

By:	Ancora Holdings, LLC, its Sole Member

By:	/s/ Frederick D. DiSanto
	Name:	Frederick D. DiSanto
	Title:	Chairman and Chief Executive Officer

Inverness Holdings LLC

By:	Ancora Holdings, LLC, its Sole Member

By:	/s/ Frederick D. DiSanto
	Name:	Frederick D. DiSanto
	Title:	Chairman and Chief Executive Officer

[Signature Page to Cooperation Agreement]

Ancora Holdings, LLC

By:	/s/ Frederick D. DiSanto
	Name:	Frederick D. DiSanto
	Title:	Chairman and Chief Executive Officer

/s/ Frederick D. DiSanto
Frederick D. DiSanto

[Signature Page to Cooperation Agreement]

THE PACIFIC POINT INVESTORS:

/s/ Henry W. “Jay” Winship
Henry W. “Jay” Winship Individually and as attorney-in-fact for Michael Licosati

Pacific Point Advisors, LLC

By:	/s/ Henry W. “Jay” Winship
	Name:	Henry W. “Jay” Winship
	Title:	Managing Partner

[Signature Page to Cooperation Agreement]

SCHEDULE A

THE ANCORA INVESTORS

Investor Name	Beneficial Ownership
Ancora Catalyst Institutional, LP	Ancora Catalyst Institutional, LP beneficially owns 188,284 shares of Common Stock directly, including 100 shares of which are held in record name and 15,700 shares of which are underlying certain call options currently exercisable.

Ancora Merlin Institutional, LP	Ancora Merlin Institutional, LP beneficially owns 190,742 shares of Common Stock directly, including 15,600 shares of which are underlying certain call options currently exercisable.

Ancora Catalyst, LP	Ancora Catalyst, LP beneficially owns 18,068 shares of Common Stock directly, including 1,400 shares of which are underlying certain call options currently exercisable.

Ancora Merlin, LP	Ancora Merlin, LP beneficially owns 19,396 shares of Common Stock directly, including 1,400 shares of which are underlying certain call options currently exercisable.

Ancora Catalyst SPV I LP Series U	Ancora Catalyst SPV I LP Series U beneficially owns 731,377 shares of Common Stock directly, including 42,000 shares of which are underlying certain call options currently exercisable.

Ancora Catalyst SPV I LP Series V	Ancora Catalyst SPV I LP Series V beneficially owns 883,075 shares of Common Stock directly, including 179,800 shares of which are underlying certain call options currently exercisable.

Ancora Catalyst SPV I SPC Ltd. Segregated Portfolio I	Ancora Catalyst SPV I SPC Ltd. Segregated Portfolio I beneficially owns 207,149 shares of Common Stock directly, including 25,800 shares of which are underlying certain call options currently exercisable.

Ancora Alternatives LLC	As the general partner and investment manager of each of Ancora Catalyst Institutional, LP, Ancora Merlin Institutional, LP, Ancora Catalyst, LP, Ancora Merlin, LP, Ancora Catalyst SPV I LP Series U, Ancora Catalyst SPV I LP Series V, and Ancora Catalyst SPV I SPC Ltd. Segregated Portfolio I, and as the investment advisor of certain of Ancora Alternatives LLC’s separately managed accounts, Ancora Alternatives LLC may be deemed to beneficially own the 2,532,665 shares of Common Stock owned in the aggregate by each of the entities listed above and held in those separately managed accounts.

Ancora Advisors, LLC	As the investment advisor to the Ancora Advisors LLC’s separately managed accounts, Ancora Advisors, LLC, may be deemed to beneficially own the 2,003 shares of Common Stock held in those separately managed accounts.

Ancora Family Wealth Advisors, LLC	As the investment advisor to the Ancora Family Wealth Advisors, LLC’s separately managed accounts, Ancora Family Wealth Advisors, LLC, may be deemed to beneficially own the 2,003 shares of Common Stock held in those separately managed accounts.

The Ancora Group LLC	As the sole member of Ancora Advisors, LLC, The Ancora Group LLC may be deemed to beneficially own the 2,003 shares of Common Stock beneficially owned by Ancora Advisors, LLC.

Inverness Holdings LLC	As the sole member of Ancora Family Wealth Advisors, LLC, Inverness Holdings LLC, may be deemed to beneficially own the 2,003 shares of Common Stock beneficially owned by Ancora Family Wealth Advisors, LLC.

Ancora Holdings Group, LLC	As the sole member of each of Ancora Alternatives LLC, The Ancora Group LLC and Inverness Holdings LLC, Ancora Holdings Group, LLC may be deemed to beneficially own the 2,536,671 shares of Common Stock beneficially owned in the aggregate by Ancora Catalyst Institutional, LP, Ancora Merlin Institutional, LP, Ancora Catalyst, LP, Ancora Merlin, LP, Ancora Catalyst SPV I LP Series U, Ancora Catalyst SPV I LP Series V, and Ancora Catalyst SPV I SPC Ltd. Segregated Portfolio I, and held in the Ancora Alternatives, LLC’s separately managed accounts, Ancora Family Wealth Advisors, LLC’s separately managed accounts, and Ancora Advisors, LLC’s separately managed accounts.

Frederick D. DiSanto	As the Chairman and Chief Executive Officer of Ancora Holdings Group, LLC, Mr. DiSanto may be deemed to beneficially own the 2,536,671 shares of Common Stock beneficially owned in the aggregate by Ancora Catalyst Institutional, LP, Ancora Merlin Institutional, LP, Ancora Catalyst, LP, Ancora Merlin, LP, Ancora Catalyst SPV I LP Series U, Ancora Catalyst SPV I LP Series V, and Ancora Catalyst SPV I SPC Ltd. Segregated Portfolio I, and held in the Ancora Alternatives, LLC’s separately managed accounts, Ancora Family Wealth Advisors, LLC’s separately managed accounts, and Ancora Advisors, LLC’s separately managed accounts.

SCHEDULE B

THE PACIFIC POINT INVESTORS

Investor Name	Beneficial Ownership
Pacific Point Advisors, LLC	Pacific Point Advisors, LLC may be deemed to beneficially own 266,942.7248 shares of Common Stock on behalf of a certain fund managed by it and certain managed accounts.

Michael Licosati

As a Managing Partner of Pacific Point Advisors LLC, Michael Licosati may be deemed to beneficially own the 266,942.7248 shares of Common Stock beneficially owned by Pacific Point Advisors LLC. In addition, Mr. Licosati may be deemed to beneficially own 3,000 shares of Common Stock held by a certain fund managed by Mr. Licosati.

Excludes 1,051 shares of Common Stock, which Mr. Licosati may not be deemed to beneficially own, held by employees of Pacific Point Advisors LLC and its affiliate in personal accounts as well as the 2,519 shares of Common Stock held directly by Mr. Winship.

Henry W. Winship

As a Managing Partner of Pacific Point Advisors LLC, Henry W. Winship may be deemed to beneficially own 266,904.7248 shares of Common Stock beneficially owned by Pacific Point Advisors LLC. In addition, Mr. Winship beneficially owns directly 2,519 shares of Common Stock.

Excludes 1,051 shares of Common Stock, which Mr. Winship may not be deemed to beneficially own, held by employees of Pacific Point Advisors LLC and its affiliate in personal accounts as well as the 3,000 shares of Common Stock held by a certain fund managed by Mr. Licosati.